Exhibit 99.1

Greatbatch, Inc. Reports Third Quarter 2008 Results

– Achieved revenue of $136 million –

– Reports GAAP EPS of $0.33 and Adjusted EPS of $0.44 –

– Maintains 2008 Guidance –

CLARENCE, N.Y.--(BUSINESS WIRE)--November 4, 2008--Greatbatch, Inc. (NYSE: GB), a leading company in the design and manufacture of high quality, innovative products and systems to customers in the cardiac, neuromodulation, orthopedics and commercial markets, today announced the results of operations for the quarter ended September 26, 2008.

“The quarterly results reflect our continued success in executing our strategic plan to grow and diversify our revenue base, deliver innovative solutions to our customers and drive improved operating performance,” stated Thomas J. Hook, President & CEO of Greatbatch. “During the quarter, we achieved sequential improvement in adjusted operating margins as we streamlined our operations and achieved manufacturing and R&D efficiencies. We remain committed to ongoing improvements in our operating performance through continued facility consolidation, optimizing our production efficiency, and product development activities which are focused on high value-added products such as our eM-able(TM) technology for the medical markets and advanced wireless sensing for our commercial markets. With a more diversified product offering and internal development efforts centered on driving innovation for our customers, we remain confident in the future growth opportunities for our Company.”

Third Quarter Results

Consolidated sales in the third quarter were $136.2 million, an increase of 72% over the prior year quarter. These results include the benefit of the Company’s diversified revenue stream, which included $49 million of acquisition-related revenues and 12% organic constant dollar growth.

Adjusted earnings per diluted share were $0.44 in the quarter, an increase from $0.30 in the sequential quarter and $0.29 in the third quarter 2007. Earnings per diluted share on a GAAP basis were $0.33 per share in the quarter, compared to $0.22 per share in the third quarter of 2007 and $0.25 per share in the second quarter of 2008.

Adjusted operating income grew $8.8 million to $19.3 million, or 84%, over the previous year and 35% sequentially. More meaningful was the expansion in adjusted operating margin to 14.2% from 10.0% in the second quarter of 2008. Operating Income on a GAAP basis was $15.7 million, an increase of 52% over the previous year and 38% sequentially. Operating margin on a GAAP basis was 11.5% compared to 8.0% in the second quarter of 2008. Improvements in both operating income and operating margin were driven by consolidation and integration efforts, as well as by higher production volume and a better product mix. Adjusted amounts exclude the impact of acquisition-related charges (in-process research and development, inventory step-up amortization), as well as facility consolidation, manufacturing transfer and system integration expenses. (See Tables A and B for GAAP reconciliations).

Cost of sales as a percentage of sales improved to 69.4% from 71.3% in the sequential quarter driven by higher production volume, efforts to streamline operations at the acquired manufacturing facilities and an improvement in product mix.

Selling, general and administrative expenses as a percentage of sales improved to 11.5% and reflects the impact of various cost cutting initiatives. This compares very favorably to 13.2% in the sequential quarter, which included $3 million of incremental legal expenses, and 14.4% in the prior year quarter.

Net research, development and engineering costs for the third quarter were $6.8 million, which as expected, were lower as a percentage of sales versus the previous year and slightly lower than the second quarter.

As a result of the acquired in-process research and development write-off not being deductible for tax purposes and the enactment of the research and development tax credit in October 2008, the effective tax rate for full year 2008 is now expected to be approximately 35%.

Consolidation efforts for the quarter included the closure of our Orchard Park, New York facility, transferring production from our China facility and initiating the transfer of one of our manufacturing locations in Switzerland.

Thomas J. Mazza, Senior Vice President & Chief Financial Officer, stated, “Despite the turmoil in the broader economy, we are confident in the stability of our core markets and our ability to drive efficiency throughout our operations. As a result of our financial discipline, we believe we will continue to improve our operating margins and generate improved earnings and operating cash flows. We remain committed to increasing shareholder value and achieving our stated guidance.”

Product Lines

The following table summarizes the Company’s sales by major product lines for the third quarters of 2008 and 2007 (in thousands):

	2008	2007	%
Business Unit/Product Lines	3rd Qtr.	3rd Qtr.	Change
Implantable Medical Components (“IMC”):
CRM/Neuromodulation	$64,859	$56,956	14%
Therapy Delivery	14,521	10,047	45%
Orthopedic	37,940	-	NA
Total Implantable Medical Components	117,320	67,003	75%
Electrochem	18,922	12,006	58%
Total Sales	$136,242	$79,009	72%

Implantable Medical Components

The Cardiac Rhythm Management (“CRM”) and Neuromodulation revenue of $64.9 million increased 14% over the prior year quarter and was consistent with the second quarter 2008. The third quarter’s results benefited from continued adoption of our Q Series battery as well as higher feedthrough and assembly revenue.

Third quarter revenue for the Therapy Delivery product line was $14.5 million, compared to the prior year quarter revenues of $10.0 million. This increase was primarily due to the Quan Emerteq acquisition in November 2007 which added $5.5 million to revenue.

The Orthopedic product line revenue was $37.9 million for the quarter compared to $41.0 million in the second quarter 2008. This quarter’s results include the seasonal impact of holiday manufacturing facility shut downs at our European locations.

Electrochem

Third quarter sales for the Electrochem business segment were $18.9 million, compared to $12.0 million in the third quarter 2007 and $20.1 million in the second quarter 2008. The increase in sales compared with the prior year is a result of the acquisition of EAC in November 2007 which added $6.2 million to revenue.

Conference Call

The Company will host a conference call on Tuesday November 4, 2008 at 5:00 p.m. E.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 7:00 p.m. E.T. November 4, 2008 until November 11, 2008. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 19196360.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) is a leading company in the design and manufacture of high quality, innovative products and systems to customers in the cardiac, neuromodulation and orthopedics markets. Additionally, Electrochem, a subsidiary of Greatbatch, is a world leader in the design and manufacture of technology solutions for some of the world’s most demanding and extreme applications. Additional information about the Company is available at www.greatbatch.com.

Forward-Looking Statements

Some of the statements in this press release and other written and oral statements made from time to time by the Company and its representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: dependence upon a limited number of customers; customer ordering patterns; product obsolescence; inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; inability to successfully consummate and integrate acquisitions including the recent Precimed and DePuy Chaumont acquisitions and to realize synergies and to operate these acquired businesses in accordance with expectations; unsuccessful expansion into new markets including our expansion into the orthopedics market resulting from the Precimed acquisition; competition; inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; economic factors including currency exchange rates, interest rates and the liquidity of our customers and suppliers; and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Use of NON-GAAP Financial Information

In addition to our results reported in accordance with accounting principals generally accepted in the United States of America (“GAAP”), we provided adjusted operating income, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) asset disposition and other charges, and (iv) the income tax (benefit) related to these adjustments. Adjusted earnings per diluted share is calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding.

We believe that the presentation of adjusted operating income, adjusted net income and adjusted earnings per diluted share provides important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations.

Table A: Operating Income Reconciliation (in thousands):
	2008 3rd Qtr.	2007 3rd Qtr.	2008 YTD	2007 YTD

Operating income as reported:	$15,714	$10,340	$22,926	$14,595
In-process research and development	-	(2,260)	2,240	16,093
Acquisition charges (inventory step-up)	-	1,122	6,422	1,326
Sub-total	15,714	9,202	31,588	32,014
Adjustments:
Consolidation costs	1,657	1,166	3,626	4,697
Integration expenses	1,812	-	3,876	-
Asset dispositions & other	96	109	(28)	99
Operating income – adjusted	$19,279	$10,477	$39,062	$36,810
Operating margin – adjusted	14.2%	13.3%	9.8%	15.7%

Table B: Net Income & EPS Reconciliation (in thousands):
	2008 3rd Qtr.	2007 3rd Qtr.	2008 YTD	2007 YTD

Income before taxes as reported:	$12,822	$9,744	$15,278	$23,596
In-process research and development	-	(2,260)	2,240	16,093
Acquisition charges (inventory step-up)	-	1,122	6,422	1,326
Sub-total	12,822	8,606	23,940	41,015
Adjustments:
Consolidation costs	1,657	1,166	3,626	4,697
Integration expenses	1,812	-	3,876	-
Asset dispositions & other	96	109	(28)	99
Sub-total	16,387	9,881	31,414	45,811
Gain on sale of investment security	-	-	-	(4,001)
Gain on extinguishment of debt	-	-	-	(4,473)
Adjusted income before taxes	$16,387	$9,881	$31,414	$37,337
Adjusted provision for income taxes	5,981	3,211	10,355	12,135
Adjusted net income	$10,406	$6,670	$21,059	$25,202
Adjusted diluted EPS	$0.44	$0.29	$0.91	$1.07
Number of Shares (millions)	24,000	23,900	24,000	24,700
Note:	1)	Tax rate utilized was approximately 32.5% for 2007.
	2)	Tax rate utilized for 3rd quarter of 2008 was 36.5% (Rate required for the final two quarters to get the annual adjusted tax provision to 34% (expected annual rate excluding IPR&D charges) which does not include the benefit of the R&D tax credit which was enacted in October 2008.

GAAP Financial Statements to Follow

GREATBATCH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(In thousands except per share amounts)

	Three months ended		Nine months ended
	September 26,	September 28,	September 26,	September 28,
	2008	2007	2008	2007

Sales	$136,242	$79,009	$400,044	$234,331
Cost and expenses:
Cost of sales - excluding amortization of intangible assets	92,779	48,647	285,856	141,697
Cost of sales - amortization of intangible assets	1,710	1,222	5,141	3,164
Selling, general and administrative expenses	15,681	11,362	52,685	32,130
Research, development and engineering costs, net	6,793	8,423	23,722	21,856
Acquired in-process research and development	-	(2,260)	2,240	16,093
Other operating expense, net	3,565	1,275	7,474	4,796
Operating income	15,714	10,340	22,926	14,595
Interest expense	3,268	2,112	9,908	5,345
Interest income	(142)	(1,586)	(663)	(6,028)
Gain on sale of investment security	-	-	-	(4,001)
Gain on extinguishment of debt	-	-	-	(4,473)
Other (income) expense, net	(234)	70	(1,597)	156
Income before provision for income taxes	12,822	9,744	15,278	23,596
Provision for income taxes	5,193	4,744	5,218	11,326
Net income	$7,629	$5,000	$10,060	$12,270

Earnings per share:
Basic	$0.34	$0.23	$0.45	$0.55
Diluted	$0.33	$0.22	$0.44	$0.54

Weighted average shares outstanding:
Basic	22,500	22,200	22,500	22,150
Diluted	24,000	23,900	22,700	24,700

GREATBATCH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(In thousands)

ASSETS	September 26,	December 28,
	2008	2007
Current assets:
Cash and cash equivalents	$20,015	$33,473
Short-term investments	-	7,017
Accounts receivable, net	84,806	56,962
Inventories, net	98,833	71,882
Refundable income taxes	1,401	377
Deferred income taxes	7,899	6,469
Prepaid expenses and other current assets	5,460	5,044
Total current assets	218,414	181,224

Property, plant, and equipment, net	171,297	114,946
Intangible assets, net	128,418	103,850
Goodwill	299,858	248,540
Other assets	14,947	15,291
Total assets	$832,934	$663,851

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$53,792	$33,433
Accrued expenses and other current liabilities	35,345	30,975
Total current liabilities	89,137	64,408

Long-term debt	352,315	241,198
Deferred income taxes	43,855	35,346
Other long term liabilities	4,419	228
Total liabilities	489,726	341,180

Stockholders' equity:
Preferred stock	-	-
Common stock	23	22
Additional paid-in capital	248,570	238,574
Treasury stock	-	(140)
Retained earnings	94,275	84,215
Accumulated other comprehensive income	340	-
Total stockholders’ equity	343,208	322,671
Total liabilities and stockholders' equity	$832,934	$663,851

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
Corporate Controller